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                                                                   EXHIBIT 10.34


September 24, 1996



PRIVATE & CONFIDENTIAL

Dr. Donald H. Picker, Ph.D.
15828 Highland Court
Solana Beach, CA  92075

Dear Don:

On behalf of the Board of Directors, I am pleased to offer you the position of President and Chief Operating Officer of LXR Biotechnology Inc. ("the Company").

In this capacity, you will report to L. David Tomei, Ph.D., Chief Executive Officer. It is expected that you will commence employment on or before October 1, 1996. At the next scheduled meeting of the Board of Directors, you will be invited to join the board. In the event that the position of Chief Executive Officer becomes vacant in the future, the Board of Directors will consider your qualifications as a candidate for this position along with any other qualified candidates. This consideration, will remain in effect so long as you are a full-time, active employee of LXR Biotechnology Inc.

Your starting salary will be $18,750 per month ($225,000.00 annually) paid semi-monthly. A one time recruitment bonus of $15,000 will also be paid to you subject to the terms noted below.

Subject to approval by our Board of Directors, you will participate in LXR Biotechnology Inc.'s employee stock option program. Your initial stock option grant will give you the right to purchase 310,000 shares of LXR Biotechnology Inc. common stock at the last price quoted on the American Stock Exchange on the business day prior to your first day of employment. Please note that the option to purchase these shares exceeds the amount currently available under the Company's stock option plan. Therefore, the right to purchase 150,000 of these shares will be granted outside of the Company's option plan. Although issued outside the plan, these options will be subject to all provisions, including vesting, of the Company's option plan.

To assist you in your relocation to the San Francisco Bay Area, LXR Biotechnology Inc. will reimburse your reasonable and actual costs for the following items, subject to submission of receipts:

     -    House hunting trip for your and your spouse.

     -    The transportation of household goods to your new residence.

     - Customary Seller's closing costs (including commissions) related to the sale of your home in Solana Beach, California.

It is anticipated that you will also require temporary living arrangements including lodging, meals, car rental and mileage during your transition to your new position for a period of up to six months. Therefore, LXR Biotechnology Inc. will reimburse you for reasonable costs associated with your temporary living needs up to $2,000 per month.
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If you voluntarily terminate employment with LXR Biotechnology Inc. prior to 24 months after initially commencing employment, the recruitment bonus and all the above described reimbursed relocation costs will become immediately due and payable to LXR according to the following schedule:

              1-180 days after commencing                          100%
              181-360 days after commencing                         70%
              361-720 after commencing                              40%
              712 days after commencing                              0%

In addition, the Company will reimburse economy airfare costs for your travel between Richmond and Solana Beach during the six month transition period.

A home loan of $175,000 will be provided to you at the time you purchase a new home in the San Francisco metropolitan area. The loan will be forgiven over an eight year period in the amount of $25,000 per year, commencing with the first segment ($25,000) to be forgiven on December 31, 1997. The eighth segment will forgive any accumulated interest expense remaining at that time. In the event you resign or are terminated for cause from LXR Biotechnology Inc. before the loan forgiveness is complete, the remainder (if any) of this loan will be due and payable.

LXR Biotechnology Inc. has a benefits package for its employees that includes medical, dental, life and long term disability insurance. We also have a 401K Retirement Savings Plan and a Flexible Benefit Spending Plan available for participation. As a regular, full-time employee, you will be eligible to participate in these programs. The LXR Biotechnology Inc. vacation plan for your position allows 20 days per year.

This letter, when signed by you, will constitute the agreement between LXR Biotechnology Inc. and yourself concerning your employment by LXR Biotechnology Inc. and supersedes any and all previous agreements and discussions. Either you or LXR Biotechnology Inc. can terminate this employment relationship at any time without prior notice for any reason. Neither you nor LXR Biotechnology Inc. has to give "cause" for termination.

As a condition of your employment, you will be required to execute the enclosed employee proprietary information agreement.

This offer of employment will remain in effect until September 26, 1996.

All of us at LXR Biotechnology Inc. look forward to you joining us. We are confident that you will make a valuable contribution to the success of the company.

Sincerely,


/s/ L. David Tomei
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L. David Tomei, Ph.D.
Chief Executive Officer
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This is to verify my acceptance of the above stated offer.




Donald H. Picker, Ph.D.
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Name


/s/ Donald H. Picker
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Authorized Signature


10/7/96
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Date